Exhibit 99.1

   Per-Se Technologies Announces Pricing of Convertible Debentures

    ATLANTA--(BUSINESS WIRE)--June 24, 2004--Per-Se Technologies, Inc. (Nasdaq:PSTI) announced today the pricing of its offering of $100 million principal amount of 3.25% convertible subordinated debentures due 2024 to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. In addition, the Company has granted the initial purchasers a 30-day option to purchase up to an additional $25 million principal amount of the debentures. The offering is expected to close on June 30, 2004, subject to customary closing conditions.
    Subject to the satisfaction of certain conditions, the debentures will be convertible into shares of the Company's common stock at an initial conversion rate of 56.0243 shares per $1,000 principal amount of debentures. This conversion rate represents a share price of approximately $17.85, a premium of 42% compared to today's closing price of $12.57. The debentures will be convertible when the share price reaches 130% of the conversion price, or a share price of approximately $23.20, and in other circumstances to be set forth in an indenture relating to the debentures.
    The debentures will mature on June 30, 2024, and will be unsecured. Interest on the debentures will be payable semiannually at the rate of 3.25% per annum on June 30 and December 30 of each year, beginning on December 30, 2004. Beginning on July 6, 2009, the Company may redeem some or all of the debentures for cash. In addition, on June 30, 2009, 2014 and 2019, or upon a fundamental change as defined in the indenture, holders may require the Company to repurchase their debentures for cash.
    The Company intends to use the proceeds from the convertible debentures, together with cash on hand and funding through its senior revolving credit facility, to retire its $118.8 million outstanding Term Loan B as well as to repurchase, for approximately $25 million, an aggregate of approximately 2.0 million shares of outstanding common stock sold short by purchasers of the debentures in negotiated transactions concurrently with the offering.
    The debentures and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy the debentures or any other securities.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq:PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare. Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    Safe Harbor Statement

    This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the issuance of approximately $100 million of convertible subordinated debentures, the initial purchasers' option to purchase an additional $25 million of said debentures and the repurchase of the Company's common stock, as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, the expected amount of funds to be raised, the expected use of proceeds of the convertible debentures offering and the anticipated common stock repurchase. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future events and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to failure to complete the convertible debentures offering, failure to repurchase common stock and failure to use proceeds from the offering as described. Additional factors that would cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. The Company disclaims any responsibility to update any forward-looking statements.

    CONTACT: Per-Se Technologies
             Michele Howard, 770-444-5603
             michele.howard@per-se.com